INTERCONNECTION AGREEMENT

                                     BETWEEN

                   BUSINESS TELECOM, INC. (BTI) COMMUNICATIONS

                                       AND

                                    BELLSOUTH

                                TABLE OF CONTENTS
                                                                                                               Page

I.       RECITALS AND PRINCIPLES..................................................................................1

II.      SCOPE OF THE AGREEMENT...................................................................................2

III.     DEFINITIONS..............................................................................................2

IV.      ACCESS TO UNBUNDLED NETWORK ELEMENTS.....................................................................2

          A.  General Requirements................................................................................2

          B.  Interconnection with Network Elements...............................................................3

          C.  Order Processing....................................................................................5

          D.  Conversion of Exchange Service to Network Elements..................................................6

          E.  Service Quality.....................................................................................7

          F.  Network Information Exchange........................................................................8

          G.  Maintenance and Trouble Resolution..................................................................8

          H.  Billing for Network Elements.......................................................................10

          I.  Addition of Network Elements.......................................................................10


V.       LOCAL TRAFFIC INTERCONNECTION ARRANGEMENTS..............................................................11

          A.  Types of Local Traffic to Be Exchanged.............................................................11

          B.  Designated Points of Interconnection...............................................................11

          C.  Facilities for Local Interconnection...............................................................13

          D.  Trunking and Signaling.............................................................................14

          E.  Network Management.................................................................................17

          F.  Local Number Assignment............................................................................18

          G.  Cross-Connection to Other Collocators..............................................................18


VI.      LOCAL TRAFFIC EXCHANGE..................................................................................19

          A.  Exchange of Traffic................................................................................19

          B.  Compensation.......................................................................................19

          C.  Transit Traffic....................................................................................19


VII.     MEET-POINT BILLING ARRANGEMENTS.........................................................................19

          A.  Applicability of OBF Guidelines....................................................................20

          B.  Meet-Point Interconnection.........................................................................20

          C.  Tariffs............................................................................................21

          D.  Billing and Data exchange..........................................................................21

          E.  Toll Free IXC Traffic..............................................................................23

          F.  MPB Billing Percentages............................................................................23

          G.  Special Arrangements...............................................................................23


VIII.    TOLL TRAFFIC INTERCONNECTION............................................................................24

IX.      NUMBER RESOURCE ARRANGEMENTS............................................................................24

X.       ACCESS TO POLES, DUCTS, CONDUIT AND RIGHTS OF WAY.......................................................25

XI.      ANCILLARY SERVICES AND PLATFORM ARRANGEMENTS............................................................26

          A.  800 Traffic........................................................................................26



          B.  911/E-911..........................................................................................26

          C.  Provision of Operator Services.....................................................................28

          D.  Transfer of Service Announcements..................................................................28

          E.  Coordinated Repair Calls...........................................................................28

          F.  Busy Line Verification and Interrupt...............................................................29

          G.  Directory Assistance (DA)..........................................................................29

          H.  Directory Listings and Directory Distribution......................................................30

          I.  Access to Signaling and Signaling Databases........................................................30


XII.     TELEPHONE NUMBER PORTABILITY ARRANGEMENTS...............................................................31

XIII.    DISCONNECTION OF CUSTOMERS..............................................................................33

XIV.     RESALE OF BELLSOUTH LOCAL EXCHANGE SERVICES.............................................................34

XV.      RESPONSIBILITIES OF THE PARTIES.........................................................................34

XVI.     NETWORK DESIGN AND MANAGEMENT...........................................................................36

XVII.    TERM....................................................................................................36

XVIII.   IMPLEMENTATION OF AGREEMENT.............................................................................37

XIX.     UNIVERSAL SERVICE.......................................................................................37

XX.      FORCE MAJEURE...........................................................................................37

XXI.     LIABILITY AND INDEMNIFICATION...........................................................................38

XXII.    DEFAULT.................................................................................................40

XXIII.   NONDISCLOSURE...........................................................................................40

XXIV.    ARBITRATION.............................................................................................41

XXV.     WAIVERS.................................................................................................42

XXVI.    GOVERNING LAW...........................................................................................42

XXVII.   ARM'S LENGTH NEGOTIATIONS...............................................................................42

XXIII.   NOTICES.................................................................................................42

XXIX.    ENTIRE AGREEMENT........................................................................................43

XXX.     COUNTERPARTS............................................................................................43


                                       ii




ATTACHMENT A                   (Operating Subsidiaries of BTI, Inc.)
ATTACHMENT B                   (Definitions)
ATTACHMENT C-1                 (Collocation Rates)
ATTACHMENT C-2                 (Unbundled Exchange Access Loops)
ATTACHMENT C-3                 (Loop Channelization)
ATTACHMENT C-4                 (Unbundled Exchange Ports)
ATTACHMENT C-5                 (Signaling Rates)
ATTACHMENT C-6                 (LIDB Storage)
ATTACHMENT C-7                 (LIDB Validation)
ATTACHMENT C-8                 (Directory Listings)
ATTACHMENT C-9                 (911 Access)
ATTACHMENT C-10                (Operator Call Processing Access Service)
ATTACHMENT C-11                (Directory Assistance Access Service)
ATTACHMENT C-12                (CMDS Hosting)
ATTACHMENT C-13                (Non-Sent Paid Report System)
ATTACHMENT D                   (SPNP-RCF Interim Costs)
ATTACHMENT E                   (SPNP-DID Interim Rates)
ATTACHMENT F                   (Blanket Agency Agreement)

                            INTERCONNECTION AGREEMENT
                                     BETWEEN
                          BUSINESS TELECOM, INC. (BTI)
                          AND BELLSOUTH COMMUNICATIONS

         Pursuant to this Interconnection Agreement (Agreement) Business Telecom, Inc. (BTI) on behalf of its local exchange operating subsidiaries identified on Attachment A as it shall be amended from time to time (collectively BTI ) and BellSouth Telecommunications Inc. (BellSouth) (collectively "the Parties" ) agree to extend certain interconnection arrangements to one another within each LATA in which they both operate. This Agreement is an integrated package that reflects a balancing of interests critical to the Parties which the Parties believe is not inconsistent with Sections 251, 252 and 271 of the Telecommunications Act of 1996.


I.       RECITALS AND PRINCIPLES

         WHEREAS, BellSouth is an incumbent local exchange telecommunications company (ILEC) authorized to provide telecommunications services in the states of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee; and

         WHEREAS, BTI is a competitive local exchange telecommunications company
(CLEC) which is authorized or plans to become authorized to provide local telecommunications services in the states of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee; and

         WHEREAS, the interconnection and interoperability of the Parties' respective local networks is required to facilitate the introduction of local exchange service competition and fulfill the objectives of the Telecommunications Act of 1996 (Telecommunications Act); and

         WHEREAS, universal connectivity and interoperability between competing telecommunications carriers is necessary for the termination of traffic on each carrier's network; and

         WHEREAS, the Parties intend that BellSouth should unbundle certain basic network elements and make them available for purchase by BTI; and

         WHEREAS, the Parties agree that this Agreement shall be filed with the appropriate state commissions in compliance with Section 252 of the Telecommunications Act;

         NOW, THEREFORE, in consideration of the mutual provisions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BTI and BellSouth hereby covenant and agree as follows:

II.      SCOPE OF THE AGREEMENT

         This Agreement will govern the interconnection and resale arrangements between the Parties to facilitate the interconnection of their facilities and the connection of local and interexchange traffic in the states of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee. This agreement will further govern the unbundling of BellSouth network elements in the same states. The Agreement will be filed for approval of the agreed terms with state commissions in each of the states listed above. BTI will petition for state commission arbitration of the unresolved issues referred to herein. Upon conclusion of such state commission arbitration proceedings, the Agreement will be amended to reflect the decided issues and filed for approval consistent with the terms of Section 252(e) of the Telecommunications Act.


III.     DEFINITIONS

         The definitions contained in Attachment B are intended to define and govern how the terms included therein are used in this Agreement. However, except as provided herein, the inclusion or exclusion of any particular definition is not intended by either party to limit, or to define technical interface, reliability, throughput and operational characteristic of elements identified herein, as well as physical and logical interface standards utilized, unless otherwise specifically provided herein, are according to generally accepted industry standards as defined by the ITU (ISO/CCITT), ANSI, or the Network Management Forum, whichever is more specific. Where standards are not yet fully defined, the Parties agree to take reasonable steps to insure that interface designs are modularized and retrofitable to any pending standard at the least cost to the interconnecting Parties.


IV.      ACCESS TO UNBUNDLED NETWORK ELEMENTS

         BellSouth shall unbundle network elements used in the provision of a telecommunications service and offer them for resale to BTI as provided hereafter. BTI shall be entitled to request, and BellSouth shall provide, access to any such unbundled network element(s). BellSouth shall unbundle such network elements where technically feasible, and separately price and offer those elements such that BTI will be able to lease and interconnect to provided network elements with any facilities and services that BTI may itself provide or obtain from other telecommunications carriers, in order to offer telecommunications services to other telecommunications carriers and end users. Such network elements shall be offered as provided hereafter.

         A.       General Requirements

         A.1 The Parties hereto mutually understand and agree that the array of network elements is steadily evolving and expanding. The initial set of network elements and attendant services to be made available by BellSouth hereunder is included as Attachment C hereto. Network elements will be provided subject to the rules, terms and conditions expressed in this

Article and in Attachment C. It is understood, however and mutually agreed that either Party may add network elements to the listing contained in Attachment C as the BellSouth network changes or additional network elements are identified. It is especially acknowledged, without limitation, that the list of network elements may be expanded by either Party to include network elements identified in relevant FCC or state commission regulations or orders, or made available by BellSouth to other telecommunications carriers pursuant to other interconnection agreements. The addition or inclusion of additional network elements shall be made in accordance with subsection IV.I hereof.

         A.2 Without limitation BellSouth agrees to provide BTI access to all network elements identified in Attachment C hereto. Wherever technically feasible, interconnection shall be offered at the line and/or trunk side of each discrete network element. It is agreed that interconnection will be made available by BellSouth to BTI at any technically feasible point. BellSouth must implement physical and logical interconnection points consistent with generally accepted industry standards.

         A.3 Initial pricing of network elements is included in Attachment C hereto, provided the Parties hereby agree that BTI will petition for state commission arbitration to establish initial pricing of both nonrecurring and recurring charges applicable to the provision of unbundled loops, cross connections, loop channelization, unbundled ports, and associated facilities, and services. In addition, the initial pricing may be revised by mutual agreement or at BTI's election pursuant to Article XXII hereof.

         A.4 It is agreed that BTI may combine network elements purchased hereunder as required to provide any local toll or access service. If BTI recombines network elements to mirror existing retail service, as defined by the applicable state commission, the resale rate shall apply.

         B.  Interconnection with Network Elements

         B.1 Interconnection shall be achieved via any or all of the methods specified in Section C.I "Facilities for Local Interconnection".

         B.2 At BTI's discretion each unbundled loop or port element shall be delivered to the BTI collocation arrangement over an individual 2-wire hand-off, in multiples of 24 over a digital DS-I hand-off in any combination or order BTI may specify, in multiples of 672 over a digital DS-3 hand-off in any combination or order BTI may specify or through other technically feasible and economically comparable hand-off arrangements requested by BTI. Economically comparable as used in this section refers to an economically comparable effect upon BTI and is not meant to ensure an equivalent revenue stream or contribution level to BellSouth.

         B.3 BellSouth will permit BTI to collocate DLC systems in conjunction with collocation arrangements BTI maintains at a BellSouth wire center, for the purpose of interconnecting to unbundled loop elements. BTI will have the option of purchasing BellSouth unbundled transport (at any transmission level) between placed equipment and the BTI network.

         B.4 BTI shall access BellSouth's unbundled loops via collocation at the BellSouth wire center where those elements exist. Each loop or port shall be delivered to BTI's collocation by means of a cross connection.

         B.5 BellSouth shall provide BTI access to its unbundled loops at each of BellSouth's Wire Centers. In addition, if BTI requests one or more loops serviced by Integrated Digital Loop Carrier or Remote Switching technology deployed as a loop concentrator, BellSouth, shall where available, move the requested loop(s) to a spare, existing physical loop. If, however, no spans physical loop is available, BellSouth shall within seventy-two (72) hours of BTI's request notify BTI of the lack of available facilities. BTI may then, at its discretion, make a network element request for BellSouth to provide the unbundled loop through the demultiplexing of the integrated digitized loop(s).

         B.6 Where BellSouth utilizes digital loop carrier (DLC) technology to provision the loop element of an unbundled exchange service to an end user customer who subsequently determines to assign the loop element to BTI and receive Exchange Service from BTI via such loop BellSouth shall deliver such loop to BTI on an unintegrated basis pursuant to BTI's chosen hand-off architecture without a degradation of end user service or feature availability

         B.7 Except as otherwise specified herein, all dedicated transport-based features, functions, service attributes, grades-of-service, install, maintenance and repair intervals which apply to BellSouth's bundled local exchange service shall apply to unbundled loops.

         B.8 Except as otherwise specified herein, all switch-based features, functions, service attributes, grades-of-service, and install, maintenance, and repair intervals which apply to BellSouth's bundled local exchange service shall apply to unbundled ports.

         B.9 BellSouth will permit any customer to convert its bundled local service to an unbundled element or service and assign such unbundled element or service to BTI with no penalties, rollover, termination or conversion charges to BTI or the customer, except as specifically provided in Attachment C-2 hereto or pursuant to the terms of a specific customer service agreement, if BellSouth waives like charges and penalties for any other telecommunications carrier, (unless superseded by government action).

         B.10 BellSouth will permit BTI to collocate remote switching modules and associated equipment in conjunction with collocation arrangements BTI maintains at a BellSouth wire center, for the purpose of interconnecting to unbundled loop or link elements.

         B.11 When available to any other telecommunications carrier or other customer, BellSouth shall provide BTI with an appropriate on-line electronic file transfer arrangement by which BTI may place, verify, and receive confirmation on orders for unbundled elements, and issue and track trouble-ticket and repair requests associated with unbundled elements. In the interim, batch file arrangements specified in BellSouth's current Facilities Based Carrier Operating Guide (FBOG) shall apply. BellSouth shall provide BTI with the ability to order any defined network element using OBF or other mutually agreed upon ordering/provisioning codes.

         B.12 It is expressly agreed that interconnection will be afforded equally regardless of the transmission medium selected by the interconnector i.e., digital or analog loops, conditioned circuits, ISDN, SONET, wherever present in BellSouth's network, so that networks and applications can evolve unencumbered by the available degree of interconnectivity.

         B.13 Wherever technically feasible it is expressly agreed and understood that BellSouth will provide interconnection on the line side and/or trunk side of each unbundled Network Element. Where interconnection is ordered to the line side of a Network Element, interconnection shall be on a hardwired (not software driven) basis.

         B.14 BellSouth shall develop a process to identity the carrier for each unbundled loop and establish automated intercompany referral and/or call hand-off processes. In addition, BellSouth will not in any way hinder BTI from deploying modem DLC 'equipment (TR303) throughout the unbundled loop/transport network.

         C.       Order Processing

         C.1 BTI shall place orders for unbundled loops (and other network elements) through completion and submission of the Service Order form specified in the FBOG. The installation time intervals which shall apply thereto are as expressed in subsection IV.D hereafter.

         C.2 Order processing for unbundled loops shall be mechanized in a form consistent with industry standards. If made available by BellSouth to any other telecommunications carrier, automated interfaces shall be provided in a centralized operations support systems database for installation scheduling, confirmation of circuit assignments and completion confirmation.

         C.3 Particular combinations of elements hereafter referred to as combinations, identified and described by BTI can be ordered and provisioned as combinations, and not require the enumeration of each element within that combination in each provisioning order, consistent with OBF or other mutually agreed upon procedures.

         C.4 Appropriate ordering/provisioning codes will be established for each identified combination consistent with OBF or other mutually agreed upon procedures.

         C.5 When combinations are ordered where the elements are currently interconnected and functional those elements will remain interconnected and functional (except for the integrated SLC).

         C.6 When the open network access platform is available, BellSouth will provide BTI with the ability to have the BellSouth end office AIN triggers initiated via an appropriate service order from BTI.

         C.7 BTI and BellSouth will negotiate in good faith to create a mutually acceptable standard service order/disconnect order format, consistent with OBF or other mutually agreed upon procedures.

         C.8 BellSouth shall exercise best efforts to provide BTI with the "real time" ability to schedule installation appointments with the customer on-line and access to BellSouth's schedule availability beginning in the second calendar quarter of 1997. In the interim BellSouth will make best efforts to install unbundled loops and other network elements by the Customer Desired Due Date
(CDDD) where facilities permit. Service requests with shorter intervals than normal intervals or those that require out-of-hours provisioning may be subject to additional charges.

         C.9 When available to any other telecommunications carrier or other customer, BellSouth shall provide "real time" response for firm order confirmation, due date availability/scheduling dispatch required or not, identify line option availability by Local Service Office (LSO) (such as digital copper, copper analog, ISDN) completion with all service order and time and cost related fees, rejections/errors on service order data element(s) jeopardizes against the due date, missed appointments, additional order charges (construction charges), order status, validate street address detail, and electronic notification of the local line options that were provisioned. This applies to all types of service orders and all network elements.

         C.10 BellSouth will provide to BTI escalation procedures for ordering and provisioning. If an expedite is requested by BTI on the customer's behalf, normal expedite charges shall apply.

         D.  Conversion of Exchange Service to Network Elements

         D.1 Installation intervals for service established via unbundled loops will be handled in the same time frame as BellSouth provides services to its own customers, as measured from the date upon which BellSouth receives the order to the date of customer delivery.

         D.2 BellSouth will make best effort to install unbundled loops and other network elements by the Customer Desired Due Date (CDDD) where facilities exist. Service requests with a shorter than standard interval or that require out-of-hours provisioning may be subject to additional charges.

         D.3 On each unbundled network element order in a wire center, BTI and BellSouth will agree on a cutover time at least 48 hours before that cutover time. The cut over time will be defined as a 60-minute window within which both the BTI and BellSouth personnel will make telephone contact to complete the cut over.

         D.4 Within the appointed 60-minute cut over time, the BTI contact will call the BellSouth contact designated to perform cross-connection work and when the BellSouth contact is reached in that interval, such work will be promptly performed.

         D.5 If the BTI contact fails to call or is not ready within the appointed interval and if BTI has not called to reschedule the work at least eight (8) hours prior to the start of the interval, BellSouth and BTI will reschedule the work order.

         D.6 If the BellSouth contact is not available or not available at any time during the 60-minute interval, BTI and BellSouth will reschedule.

         D.7 The standard time expected from disconnection of a live Exchange Service to the connection of the unbundled element to the BTI collocation arrangement is 15 minutes.

         D.8 If unusual or unexpected circumstances prolong or extend the time required to accomplish the coordinated cut-over the Party responsible for such circumstances is responsible for the reasonable labor charges of the other Party. Delays caused by the customer are the responsibility of BTI.

         D.9 If BTI has ordered Service Provider Number Portability (SPNP) as part of an unbundled loop installation BellSouth will coordinate implementation of SPNP with the loop installation.

         D.10 If BellSouth provides in practice shorter scheduling lead times and/or cutover windows than those specified in this section for the same services for other carriers, it will do the same for BTI.

         E.  Service Quality

         E.1 At a minimum, the service quality of leased network elements should match that of BellSouth's own elements and conform to all Bellcore and ANSI requirements applicable to the type of service being provided. In addition, BellSouth will provide maintenance services on network elements purchased by BTI which are timely, consistent and at parity with that provided when such elements are used for its own purposes.

         E.2 Maintenance support shall be available 7 days a week, 24 hours a day. Provisioning support shall be available at the same times at which BellSouth installs its own bundled local exchange services.

         E.3 Installation and service intervals shall be the same as when BellSouth provisions such network elements for use by itself, its affiliates or its own retail customers.

         E.4 In facility and power outage situations, BellSouth agrees to provide network elements leased by BTI the same priority for maintenance and restoration as similar elements used by BellSouth for itself or its affiliates.

         E.5 The Parties agree that all interconnection arrangements and services will at a minimum be subject to technical standards which are equal to those that BellSouth affords to itself, other LECs, or other telecommunications carriers. This must at a minimum include parity in:

                    o  Port features
                    o  Treatment during overflow/congestion conditions
                    o  Equipment/interface protection

                    o  Power redundancy
                    o Sufficient spare facilities to ensure provisioning, repair performance and availability
                    o  Mediation functions
                    o  Standard interfaces
                    o Control over switch traffic parameters in a mutually agreed upon method
                    o Access to integrated test functionality in a mutually agreed upon method
                    o Real time access to performance monitoring and alarm data, if BellSouth providing it to itself or any other telecommunications provider.

         F.  Network Information Exchange

         F.1 BellSouth shall provide BTI with information sufficient to determine an end user's existing service and feature configurations.

         F.2 BellSouth agrees to provide BTI with detailed design layout records
(DLR) for unbundled loops and circuits.

         F.3 BellSouth shall provide information to BTI on a continuing basis required to keep BTI apprised of engineering changes associated with BellSouth's network elements and its deployment of new technologies.

         F.4 BellSouth shall provide BTI with a detailed description of the criteria and procedures used for handling facility and power outages.

         F.5 Where permitted by law BellSouth will make available to BTI electronic (magnetic tape and/or diskette) and hard copies of its Master Street Address Guide (MSAG) and any regular updates thereof.

         F.6 BellSouth will provide BTI with access to a listing and description of all services and features available down to street address detail, including:
Type of Class 5 switch by CLLI, line features availability by LSO, and service availability by LSO as well as the data elements required by BellSouth to provision all such services and features.

         G.  Maintenance and Trouble Resolution

         G.1 BellSouth shall provide automated interfaces to BTI for field dispatch scheduling, status of repairs and confirmation of repair completion. The mean time to repair unbundled loops shall be equivalent to the mean time to repair reported by BellSouth for its retail customers.

         G.2 Service centers shall be established by both Parties to handle service issues, escalations, resolution of billing issues and other administrative problems. Automated interfaces (such as the carrier gateway) shall be provided into a centralized customer support systems databases for access to services and features purchased by BTI from BellSouth.

         G.3 The Parties agree to establish a real time automated industry standard electronic interface (EBI) to perform the following functions:

                    o  Trouble Entry
                    o  Obtain Trouble Report Status
                    o Obtain Estimated Time To Repair (ETTR) and ILEC Ticket Number
                    o  Trouble Escalation
                    o Network Surveillance - Performance Monitoring (i.e. proactive notification of "auto detects" on network outages)

         G.4 The Parties agree to adopt a process for the efficient management of misdirected service calls.

         G.5 BellSouth will establish and staff a Maintenance Center to act as BTI's single point of contact for all maintenance functions which will operate on a 24 hour a day, 7 days a week basis.

         G.6 All trouble shooting will be performed by BellSouth and BellSouth will be responsible for the reported trouble until tanned back to BTI.

         G.7 The Parties agree to establish an escalation process for resolving maintenance troubles.

         G.8 BellSouth shall perform Mechanized Loop Tests (Quick Test) at the request of BTI while BTI is on line.

         G.9 BellSouth shall provide progress status reports sufficient to enable BTI to provide end user customers with detailed information and an estimated time to repair (ETTR).

         G.10 BellSouth will close all trouble reports with BTI. BTI will close all trouble reports with the end user.

         G.11 BellSouth will not undertake any work at an end user's request for which BTI would be charged without obtaining the prior approval of BTI. This includes authorizations by BTI if a dispatch is required to the customer premises as well as verification of actual work completed.

         G.12 All Auto/Subscriber Line Tests (ALIT/SLIT) tests performed on BTI customers that result in a failure will be reported to BTI.

         G.13 BTI will coordinate dispatches to the customer premise. This includes redispatches for customer access not available.

         G.14 BellSouth will ensure that all applicable alarm systems that support BTI customers are operational and the supporting databases are accurate so that equipment that is in alarm will be properly identified. BellSouth will respond to BTI customer alarms consistent with how and when they respond to alarms for their own customers.

         G.15 Nondiscriminatory emergency restoration and disaster recovery plans will be developed consistent with TSR essential line procedures. The plans should outline methods for the restoration of each central office in the local network provider territory as well as contain site specific restoration alternatives which can be implemented based on the magnitude of the disaster. Each plan should incorporate at a minimum the following elements:

               a. A BellSouth single point of contact which shall be:
                  o Responsible for notification of the BTI work center
                  o Responsible for the initiation of BellSouth's restoration plan
                  o Responsible for status and problem resolution during the entire restoration process

               b. A restoration equipment dispatch plan which will establish a:
                  o Documented procedure on how equipment will be dispatched to the restoration site
                  o Estimated maximum time for the restoration equipment to
                    arrive on site

               c. Prior notification with the option to influence the decision of any scheduled maintenance activity performed by the local supplier that may be service affecting to BTI local customers (i.e. cable throws power tests etc.).

         H.  Billing for Network Elements

         H.1 BellSouth will bill all unbundled elements and associated services purchased by BTI (either directly or by previous assignment by a customer) on no more than two (2) consolidated statements per Point of Interconnection (POI) with sufficient billing detail to enable BTI to reasonably audit such charges.

         H.2 Invoices must be presented monthly in a Carrier Access Billing Systems (CABS) and/or Customer Record Information System (CRIS) format in order to facilitate standard industry auditing practices. BTI and BellSouth will agree on the flow and format of CARE records for correct provisioning and billing to IXC's.

         I.       Addition of Network Elements

         BTI may request that BellSouth allow purchase and interconnection of additional Network Elements (including, without limitation, sub-loop unbundling and databases not otherwise discussed herein) at any time by making a demand in writing including a proposed revised Attachment C. BellSouth will respond in writing within thirty (30) days of receipt of such a request, and either accept or reject the service request. BellSouth may not refuse to make the requested Network Element available if its availability is required by FCC or state commission requirements, the Network Element is provided to any other telecommunications carrier or interconnection is technically feasible and failure to obtain access to such Network Element might impair the ability of BTI to provide telecommunications services. Pricing of such additional elements shall be provided within forty-five (45) days of receipt of the request for service and shall be in accordance with the requirements of 47 U.S.C. ss. 252(d)(1). BellSouth will exercise best efforts to accomplish actual interconnection and provision of service within ninety (90) days of receipt of the service request.


V.       LOCAL TRAFFIC INTERCONNECTION ARRANGEMENTS

         A. Types of Local Traffic to Be Exchanged

         The Parties agree to provide the necessary facilities and equipment to allow for the exchange of the following types of traffic between BellSouth and
BTI:

         A.1 Local Exchange: Local traffic to be terminated on each party's local network so that customers of either party have the ability to reach customers of the other party without the use of access codes.

         A.2 Exchange Access: The offering of access to telephone exchange services or facilities-based origination and termination of intraLATA or interLATA toll services.

         A.3 IXC Transit: BellSouth shall provide intermediary network access service between BTI and any IXC for the purpose of completing interLATA or intraLATA toll traffic.

         A.4 Other Transit Functions: The Parties shall provide intermediary tandem switching and transport services for the other Party's s connection of its end user to a local end user of other CLECs, other ILECs, and wireless telecommunications providers which are connected to such Party's network.

         A.5 Intelligent Network and Network Surveillance: BellSouth shall provide open logical interconnection points to an AIN/IN interface in their network. BellSouth must also provide access to monitoring, surveillance, and other fraud control functions in its network.

         A.6 Other Services: BellSouth shall provide connection and call routing for 911, directory assistance and operator assistance services.

         B. Designated Points of Interconnection

         The Parties shall designate Points of Interconnection (POIs) on each other's networks. BTI shall at a minimum designate a POI at each BellSouth access tandem serving the local calling area of the exchanges being served by BTI. BTI may designate additional POIs within a BellSouth local calling area and BellSouth will not unreasonably refuse to interconnect at each such designated POI. BellSouth may designate a POI at one or more of BTI's local switching centers within each LATA in which BTI is providing local service. If no BTI local switching center is located within such LATA, the Parties will arrange a POI at a mutually agreed point within such LATA. BTI will not unreasonably refuse to interconnect at a POI designated by BellSouth.

         B.1 Interconnection will be available at any technically feasible point that is used in the transmission of voice, data or other types of traffic.

         B.2 Reciprocal connectivity shall be established at each and every BellSouth access tandem within the local calling area BTI desires to serve for interconnection to those end offices that subtend the access tandem. At it's discretion, BTI may elect to interconnect directly at any BellSouth end offices for interconnection to end users served by that end office. Such interconnecting facilities shall conform, at a minimum, to the telecommunications industry standard of DS-I pursuant to Bellcore Standard No. TR-NWT-00499. Signal transfer point, Signaling System 7 (SS7) connectivity is required at each interconnection point where available. BellSouth will provide out-of-band signaling using Common Channel Signaling Access Capability where technically and economically feasible, in accordance with the technical specifications set forth in the BellSouth Guidelines to Technical Publication TR-TSV000905. The Parties agree that their facilities shall provide the necessary on-hook, off-hook answer and disconnect supervision and shall hand off calling party number ID where technically feasible.

         B.3 In accordance with Section V.C hereafter, collocation arrangements will be established which are suitable for use in BTI/BellSouth local interconnection and BTI access to unbundled BellSouth network components. Allowable collocation equipment includes transmission and concentrating equipment.

         B.4 In accordance with Section V.D hereafter, the Parties agree to establish trunk groups such that each Party provides a reciprocal of each trunk group established by the other Party. The Parties agree to install efficient and sufficient facilities to carry traffic (1) to route calls originating on its network and terminating on the other carrier's network to its POI, and (2) to route calls originating on the other local exchange carrier's network, but terminating on its network from that carrier's POI, and will work cooperatively to ensure such. Notwithstanding the foregoing, each Party may construct its network, including the interconnecting facilities, to achieve optimum cost effectiveness and network efficiency.

         B.5 Each Party shall be responsible for routing calls to the POI for termination via the other's facilities. Each Party shall bear its own costs related to installation at the POI. BTI may establish POIs on the BellSouth network via a negotiated expanded interconnection arrangement or via leased transport between the BTI network and the BellSouth access tandem. BellSouth may establish POIs on the BTI network via an expanded interconnection arrangement at the BTI local switching center or via leased transport between an BTI expanded interconnect arrangement and an BTI local switching center.

         B.6 Either Party may use the POI for the interconnection of other types of services, such as toll services, subject to the applicable rates for such interconnection.

         B.7 BellSouth may not impose any restrictions on traffic types delivered to or from the POI(s). Notwithstanding the foregoing, the Parties hereto agree that no interexchange access services traffic will be exchanged as local traffic hereunder.

         B.8 Once traffic is delivered to the POI, it is the terminating carrier's responsibility to terminate the traffic to its end users. Calls should be terminated using the same network, ensuring the same quality of service, as the carrier provides its own customers.

         B.9 There will be no re-arrangement, reconfiguration, disconnect, or other non-recurring fees associated with the initial reconfiguration of each carrier's traffic exchange arrangements upon execution of this agreement.

         B.10 BellSouth will absorb any applicable nonrecurring charges incurred by BTI as a result of network redesigns/reconfigurations initiated by BellSouth to its own network.

         C. Facilities for Local Interconnection

         C.1 The Parties agree that there are four appropriate methods of interconnecting facilities: (1) virtual collocation where physical collocation is not practical for technical reasons, because of space limitations or at the option of the Party requesting interconnection; (2) physical collocation; and
(3) interconnection purchase of facilities from either party by the other party and (4) mid fiber meet. Rates and charges for collocation are set forth in Attachment C-1 hereto and applicable provisions of BellSouth's access service tariffs.

         C.2 Each Party hereto at its election shall have the sole right and discretion to specify any one of the following methods for interconnection at the POI:

             a. a meet in a manhole or other appropriate junction point inside, near to, or just outside the wire center designated as the POI in which case the Party requesting interconnection shall additionally have the sole right and discretion to effect such meet by leasing from a third party, fiber facilities into the POI meet junction point (i.e.,. virtual collocation);

             b. a collocation facility which it maintains at the other Party's
                POI wire center (i.e., physical collocation);

             c. a collocation facility maintained at the POI wire center by a third party with whom the Party requesting interconnection has contracted for such purpose; or

             d. a digital transport facility(ies) leased from the other Party hereto under the most favorable contract or tariff terms offered, where such facility(ies) extends to the POI from some second point designated by the Party requesting interconnection.

The Party requesting interconnection may, upon 60 days advance written notice to the other Party, change from one of the interconnection methods specified above to another of the networks specified above. A mutually acceptable certified vendor for the installation of physical collocation equipment can be employed by the Party making the change to implement such changes, in which case no conversion or rollover charges will be assessed by the other party.

         C.3 Existing BTI special access collocation arrangements with BellSouth shall be available for use by BTI in the provision of switched services hereunder at no additional charge to BTI.

         C.4 BTI may at its option replace current virtual collocation arrangements at any location with physical collocation arrangements. The Parties agree that no termination penalties or liabilities will apply to the termination of existing virtual collocation arrangements. A certified vendor for the installation of physical collocation equipment can be employed by the Party making the change to implement such a replacement, in which case no conversion, installation or non-recurring charges will be assessed by the other Party.

         D. Trunking and Signaling

            D.1 a. The Party receiving traffic for termination can elect to receive the traffic in one of two ways: (a) over separate trunks for local and non-local; or (b) on combined trunks; provided that separate trunk groups shall be utilized where the delivering party is unable to furnish an auditable percent local usage (PLU) factor to the party receiving the traffic on a quarterly basis.

                b. If direct end office bunking with combined trunks is used, the Parties will work cooperatively to develop a procedure for accurately determining the amount of interLATA access traffic for proper application of switched access charges.

         D.2 Trunking shall be available to any switching center designated by either carrier: including end offices, access tandems, 911 routing switches, directory assistance/operator services switches, or any other feasible point in the network. The Parties shall have the option for either one-way or two-way bunking. Directionality in this case refers to the traffic flowing between two networks, not to the logical or physical configuration of the trunk. All trunks should be configured two-way for testing purposes only.

         D.3 Trunking can be established to tandems or end offices or a combination as mutually agreed. Normally, bunking will be at the DS- 1 level. On a trunk group specific basis, the Parties may agree to establish bunking at higher (e.g., DS-3) levels. Initial bunking will be established between the BTI local switching centers and the BellSouth access tandems. The Parties will utilize direct end office bunking under the following conditions:

                a. BellSouth tandem exhaust - If a BellSouth access tandem to which BTI is interconnected is unable to, or is forecasted to be unable to, support additional traffic loads for any period of time, the Parties will mutually agree on an end office bunking plan that will alleviate the tandem capacity shortage and ensure completion of traffic between BTI and BellSouth subscribers.

                b. Traffic volumes - The Parties shall install and retain end office bunking sufficient to handle actual or reasonably forecast traffic volumes, whichever is greater, between an BTI local switching center and a BellSouth end office where traffic between such points exceeds or is forecast to exceed 125,000 minutes of local traffic per month. The Parties will install additional capacity between such points when overflow traffic between the BTI switching center BellSouth access tandem exceeds or is forecast to exceed 125,000 minutes of local traffic per month.

                c. Mutual agreement - The Parties may install direct end office bunking upon mutual agreement in the absence of conditions
                   (a) or (b) above and agreement will not unreasonably be withheld.

         D.4 The Parties will provide Common Channel Signaling (CCS) to one another, where and as available, at no charge, in conjunction with all POI trunk groups. The Parties will cooperate in the exchange of Transaction Capabilities Application Part (TCAP)) messages to facilitate full interoperability of CCS-based features between their respective networks, including all CLASS features and functions, to the extent each carrier offers such features and functions to its own end users. All CCS signaling parameters will be provided including calling party number (CPN), originating line information (OLI) calling party category, charge number, etc. All privacy indicators will be honored. Where available, network signaling information such as Carrier Identification Parameter (CCS platform) and CIC/OZZ information (non-CCS environment) will be provided wherever such information is needed for call routing or billing. The Parties will follow all Ordering and Billing Forum (OBF) adopted standards pertaining to CIC/OZZ codes. Where CCS is not available, inband multi-frequency
(MF) wink start E&M channel associated signaling will be provided. Such MF arrangements will require a separate trunk group between BTI's switch and one specified BellSouth switch.

         D.5 BTI shall establish CCS interconnection with BellSouth signal transfer provider.

         D.6 BTI may opt at any time to terminate to BellSouth some or all local exchange traffic and intraLATA toll traffic originating on its network, together with switched access traffic, via Feature Group A, B, C or D Switched Access services which BTI may otherwise purchase from BellSouth, subject to the rates, terms and conditions specified in BellSouth's applicable switched access tariffs. At no time shall BTI be required to route outbound traffic via facilities for which a full retail or end user toll charge would be assessed when parallel FG-A, FG-B, FG-C, or FG-D routing, or routing via a different carrier exists which is capable of carrying and completing said traffic at more favorable rates.

         D.7 The Parties will cooperate to jointly plan for the deployment of intercompany 64 Kbps per second clear channel capability.

         D.8 Service arrangements hereunder shall be engineered to an objective, consistent P.01 or better grade of service at the peak busy hour.

         D.9 The Parties shall periodically exchange technical descriptions and trunk/traffic forecasts of their interconnection and traffic requirements in sufficient detail to assure traffic completion to and from all customers within the appropriate calling areas.

         D.10 BellSouth shall deliver intraLATA traffic originating from its subscribers and terminating to BTI's subscribers via a trunk group using facilities leased from BTI on mutually agreeable terms.

         D.11 BellSouth will provide interconnection to and from intelligent network, signaling, monitoring, surveillance and fraud control points.

         D.12 BellSouth shall provide and implement all mandatory industry standard SS7 parameters as well as procedures that are defined in the applicable Bellcore standards, even if today's services do not specifically require these features. These functions shall include:

                a. All functions of the ISUP, TCAP, SCCP, and MTP as specified in relevant Bellcore specifications.

                b. All functions of the OMAP, including MTP Routing Verification
                   Test (MRVT) and SCCP Routing Verification Test (SRVT).

         D.13 BellSouth shall provide a signaling link which consists of a 56 Kbps transmission path or other rates as defined by ANSI standards between BTI designated Signaling Points of Interconnection (SPOIs), satisfying an appropriate requirement for physical diversity.

         D.14 The Parties shall meet or exceed SS7 performance objectives as described in Bellcore TR-905 section 7, and MTP and SCCP performance as specified by ANSI.

         D.15 Either Party shall have the option for Multi-Frequency (MF) signaling, but only when either party does not have the technical capability to provide SS7 facilities.

         D.16     Other Signaling Requirements:

                a. CIP shall be provided (CIC within the SS7 call set-up
                   signaling protocol) at tariffed charges.

                b. All mandatory SS7 signaling parameters must be provided including Calling Party Number (CPN). All privacy indicators must be honored.

                c. The Parties must provide Signaling System 7 (SS7) to one another.

         E.  Network Management

         E.1 The Parties agree to work cooperatively to install and maintain reliable interconnected telecommunications networks, including but not limited to, the exchange of appropriate information concerning network changes that affect services to the other Party, maintenance contact numbers and escalation procedures.

         E.2 The interconnection of all networks will be based upon accepted industry/national guidelines for transmission standards and traffic blocking criteria.

         E.3 The Parties will work cooperatively to apply sound network management principles by invoking appropriate network management controls (e.g., call gapping) to alleviate or prevent network congestion.

         E.4 The Parties will cooperate to determine the performance of their respective networks and will implement joint management controls to further overall service integrity.

         E.5 The Parties will jointly develop and agree on a Joint Interconnection Grooming Plan prescribing standards to ensure that traffic exchanged over the POI trunk groups experiences a consistent P.01 or better grade of service peak busy hour, and other appropriate, relevant industry-accepted quality, reliability and availability standards. Such plan shall also include mutually agreed upon standards for the configuration of segregated POI trunk groups. In addition, the plan shall also include standards and procedures for notification of trunk disconnections and discoveries of trunk disconnections. Neither Party shall be expected to maintain active status for a trunk disconnected by the other Party for an extended or indefinite period of time. The Parties will use their best collective good faith efforts to complete and agree on a Joint Interconnection Grooming Plan within 90 days following execution of this agreement.

         E.6 BellSouth will establish and adhere to industry standard intervals for the delivery of FOCs, DLRs and facilities. Such intervals need to ensure that facilities are provisioned in time frames and according to standards that meet or exceed those that BellSouth provides to itself for its own network and end users. Intervals should not exceed the Customer Designated Date (CDD).

         E.7 Upon request, BellSouth will provide BTI with access to the BellSouth maintenance and trouble report systems including the following systems and/or functionality:

                    o Trouble reporting/dispatch capability - access must be real time.
                    o Repair status/confirmation; maintenance/trouble report systems
                    o Planned/unplanned outage reports (where available to any other telecommunications carrier)

         E.8 Each Party has the duty to alert the other to any network events that can result or has resulted in service interruption, blocked calls, or changes in network performance, on a real time basis.

         E.9 BellSouth will adopt any multi-ILEC trouble management procedures and escalation processes developed by the NOF.

         E.10 The Parties will work cooperatively to plan and implement coordinated repair procedures for the local interconnection trunks and facilities to ensure trouble reports are resolved in a timely and appropriate manner.

         E.11 The Parties will provide each other with a trouble reporting number that is readily accessible and available 24 hours a day, 7 days a week. In addition, the Parties will provide each other test-line numbers and access to test lines.

         E.12 The quality of interconnection services should be no less than that provided by BellSouth for its own services.

         E.13 Installation and restoration of interconnection circuits by BellSouth for BTI will be given equal priority as is given by BellSouth to similar services performed by BellSouth for any other telecommunications carrier.

         E.14 The time interval for installation of POIs by BellSouth will be negotiated on an ICB basis, subject to an agreement that installation of such POIs will be completed within a target of sixty (60) calendar days.

         E.15 Completion confirmation shall be provided to ensure that all necessary translation work is completed on newly installed facilities.

         E.16 The Parties shall periodically exchange technical descriptions and forecasts of their interconnection and traffic requirements in sufficient detail to assure traffic completion to and from all customers within the appropriate calling areas.

         E.17 BellSouth will provide and update an electronic copy of their Switch Network ID Database with a complete list of features and functions by switch, i.e., NPA/NXXs, rate centers, etc.

         F. Local Number Assignment

         BTI will assign telephone numbers to its customers using at least one NXX per BellSouth tariffed local exchange metropolitan area; provided, that sufficient quantities of numbering resources are made available to BTI.

         G.       Cross-Connection to Other Collocators

         Where one Party collocates in the wire center of the other Party, the Party operating the wire center shall allow the Party collocated at the wire center to directly interconnect to any other entity which maintains a collocation facility at that same wire center. The Party operating the wire center shall enable such interconnection by effecting a cross-connection between those collocation facilities, as jointly directed by the Party collocated at the wire center and the other collocated entity. For each such cross-connection, the Party operating the wire center shall charge the otherwise applicable standard tariff or contract special access cross-connect rate to the collocated Party. No other charges shall apply for such cross-connection. BTI reserves its right to petition for state commission arbitration of the pricing of such cross-connections.


VI.      LOCAL TRAFFIC EXCHANGE

         A.       Exchange of Traffic

         The Parties agree for the purpose of this Agreement only that local interconnection is defined as the delivery of local traffic to be terminated on each party's local network so that customers of either party have the ability to reach customers of the other party, without the use of any access code or delay in the processing of the call. The Parties further agree that the exchange of traffic on BellSouth's Extended Area Service (EAS) shall be considered local traffic and compensation for the termination of such traffic shall be pursuant to the terms of this section.

         B.       Compensation

         With the exception of the local traffic specifically identified in subsection (C), each party agrees to terminate local traffic originated and routed to it by the other party. The Parties agree that BellSouth will track the usage for both companies for the period of the Agreement. BellSouth will provide copies of such usage reports to BTI on a monthly basis. For purposes of this Agreement, the Parties agree that there will be no cash compensation exchanged by the parties during the term of this Agreement unless the difference in minutes of use for terminating local traffic exceeds 3 million minutes per state on a monthly basis. In such an event, the Parties will thereafter negotiate the specifics of a traffic exchange agreement which will apply on a going-forward basis.

         C.       Transit Traffic

         If either party provides intermediary tandem switching and transport services for the other party's connection of its end user to a local end user of: (1) a CLEC other than BTI; (2) an ILEC other than BellSouth; or (3) another telecommunications company such as a wireless telecommunications service provider, the party performing the intermediary function will bill a $0.002 per minute charge. However, BellSouth agrees that BTI may cross-connect directly to such third Parties at the POI. In such an event, tariffed cross-connection nonrecurring charges will apply, and no transmitting charge will apply.


VII.     MEET-POINT BILLING ARRANGEMENTS

         Both Parties hereto provide interexchange access transport services to IXCs and other access service customers. Pursuant to the terms of this Agreement, BTI will interconnect at selected BellSouth switches of its choosing for the purposes of providing certain Switched Access Services. On such occasions, a portion of the access transport service will be provided by each of the Parties hereto. This section establishes arrangements intended to enable each of the Parties hereto to serve and bill their mutual Switched Access Service customers, on an accurate and timely basis. The arrangements discussed in this section apply to the provision of both interLATA and intraLATA Switched Access Services. It is understood and agreed that BTI is not obligated to provide any of its Switched Access Service(s) through any specific access tandem switch or access tandem provider, and may at its sole discretion, with due notice to those affected, modify its serving arrangements on its own initiative.

         A.       Applicability of OBF Guidelines

         Meet-point billing (MPB) arrangements shall be established between the Parties to enable BTI to provide, at its option, Switched Access Services to third Parties via specified LEC switches, in accordance with the Meet-Point Billing guidelines adopted by and contained in the Ordering and Billing Forum's MECAB and MECOD documents, except as modified herein. These arrangements are intended to be used to provide Switched Access Service that originates and/or terminates on an BTI-provided Exchange Service, where the transport component of the Switched Access Service is routed through specified BellSouth switches.

         B.       Meet-Point Interconnection

         B.1 The Parties shall establish MPB arrangements in each LATA or locality where switched services are provided by BTI, between the correspondingly identified Rating PointlSwitch pairs. BellSouth shall provide homing/subtending access tandem arrangements through the same (or a closely proximate) switching entity used for access services to BellSouth's end users. This does not foreclose the possibility that other mutually agreeable arrangements may be utilized by mutual agreement of the Parties where appropriate.

         B.2 At BTI's discretion, interconnection for the MPB arrangement shall be established at the POI as described hereafter, at a collocation facility maintained by BTI or an affiliate of BTI at specified BellSouth switches, or at any point mutually agreed to by the Parties, consistent with the terms and conditions herein.

         B.3 Two-way meet point trunks which are separate from the local interconnection trunk groups will be established to enable BTI and BellSouth to provide Exchange Access Services to IXCs via a BellSouth Central Office. No Party shall charge the other any amount for any meet point facilities unless one Party is ordering trunks from the other.

         B.4 Common Channel Signaling (CCS) shall be utilized in conjunction with meet-point billing arrangements to the extent such signaling is technically compatible with and economically reasonable to provide through the BellSouth switch, except that MF signaling shall be used on a separate trunk group for originating FGD access to Exchange Access Customers that uses the MF

FGD signaling protocol. The Parties may establish CCIS interconnection either directly or through a third party.

         B.5 BTI may establish CCS interconnections either directly or through a third party. The Parties will exchange TCAP messages to facilitate full interoperability of CCIS-based features between their respective networks, including all CLASS features and functions to its own end users. The Parties will provide all CCIS signaling, Billing Number, originating line information
(OLI) and any other such similar service. For terminating FGD, BellSouth pass CPN if it receives CPN from FGD carriers. All privacy indicators will be honored. Where available, network signaling information, such as Transit Network Selection (TNS) parameter (CCIS platform) and OZZ/CIC information (non-CCIS environment) will be provided whenever such information is needed for call routing or billing. The Parties will follow all OBF adopted standards pertaining to TNS and OZZ/CIC codes.

         B.6 All originating Toll Free Service calls for which BellSouth performs the Service Switching Point (SSP) function (e.g., performs the database query) shall be delivered by BTI using GR-394 format over a trunk group designated for Toll Free Service. Carrier Code "0110" and Circuit Code of "08" shall be used for all such calls. In the event BTI becomes a toll free service provider, BellSouth shall deliver traffic using the GR-394 format over a trunk group designated for Toll Free Service.

         B.7 All originating Toll Free Service calls for which BTI performs the SSP function, if delivered to BellSouth, shall be delivered by BTI using GR 394 format over the meet point trunk group for calls destined to IXCs, or shall be delivered by BTI using GR-3 17 format over the Local Interconnection Trunk Group for calls destined to end offices that directly subtend BellSouth access tandems.

         B.8 Originating Feature Group B calls shall be delivered to BellSouth's tandem using the interLATA trunk groups.

         C.       Tariffs

         BTI and BellSouth will use their best reasonable efforts, individually and collectively, to maintain provisions in their respective federal and state access tariffs sufficient to reflect this MPB arrangement, including appropriate MPB percentages consistent with applicable industry standard practice and in accordance with Section VII.F hereafter.

         D.       Billing and Data exchange

         D.1 Each Party shall implement the "Multiple Bill/Multiple Tariff" option in order to bill an IXC for the portion of the jointly provided telecommunications service provided by that Party. For all traffic carried over the MPB arrangement, each Party shall only bill the rate elements identified for it in this Agreement. For transport elements subject to billing percentages, each Party shall utilize the billing percentages discussed in Section III.C preceding and Section VII.F hereafter. The actual rate values for each element shall be the rates contained in that Party's own effective federal and state access tariffs. The Parties shall utilize complementary monthly billing periods for meet-point billing.

         D.2 BellSouth may charge the IXC for use of the entrance facility, the tandem switching and the mutually agreed portion of non-interconnection transport charges. BellSouth will not include an element for the Residual Interconnection Charge (RIC) and BTI will be entitled to bill and collect the appropriate RIC and/or any other applicable rate elements.

         D.3 Each party will provide to the other access records sufficient to billing to the IXCs. Records shall be provided in the Exchange Message Record format, Bellcore Standard BR 010-200-010, as amended.

         D.4 BellSouth shall provide to BTI the billing name, billing address, and CIC of the IXCs and copies of relevant IXC Access Service Requests (ASRs), in order to comply with the MPB notification process as outlined in the MECAB document, on an electronic medium basis using the EMR format.

         D.5 BellSouth shall provide BTI, on a daily basis, switched access detail usage data (EMR Category 1101XX records) on magnetic tape or via electronic file transfer using EMR format, for calls from IXCs that have transmitted BellSouth's tandems and terminated to BTI's center(s).

         D.6 BTI shall provide BellSouth, on a monthly basis, switched access summary usage data (EMR Category 11 50XX records) on magnetic tape or via electronic file transfer using EMR format, for calls to IXCs which originate at BTI's switching center(s).

         D.7 The Parties will exchange test files to support the initial implementation of the meet point billing processes provided for in this Agreement. Exchange of test data will commence one week after AMA certification begins. These data shall be actual recorded usage records.

         D.8 Each Party shall coordinate and exchange the billing account reference (BAR) and billing account cross reference (BACR) numbers for the MPB Service. Each Party shall notify the other if the level of billing or other BAR/BACK elements change, resulting in a new BAR/BACK number.

         D.9 If access usage data is not processed and delivered by either Party and sent to the other in a timely manner and in turn such other Party is unable to bill the IXC, the delivering Party will be held liable for the amount of lost billing.

         D.10 Errors may be discovered by BTI, the IXC or BellSouth. Both BellSouth and BTI agree to provide the other Party with notification of any discovered errors within seven (7) business days of the discovery. In the event of a loss of data, both Parties shall cooperate to reconstruct the lost data and if such reconstruction is not possible, shall accept a reasonable estimate of the lost data based upon three (3) to twelve
(12) months of prior usage data.

         D.11 The Parties shall not charge one another for the services rendered or information provided pursuant to this Section VII of this Agreement.

         E.       Toll Free IXC Traffic

         MPB will apply for all traffic bearing the 800, 888, or any other non-geographic NPA which may be likewise designated for such traffic in the future, where the responsible party is an IXC. In those situations where the responsible party for such traffic is a LEC, full switched access rates will apply.

         F.       MPB Billing Percentages

         The MPB billing percentage for each BTI Rating Point shall be calculated according to the following formulas:

         In any service jointly provided by BellSouth and BTI for which meet point billing arrangements are adopted, the meet point billing percentages shall be based on the relative distances (I.E., airline mileage) between the meet point and the two rating points as follows:

                                   a                                 b
                                 -----                             -----
              BTI percentage =   (a+b)     BellSouth percentage =  (a+b)

where "a" is the airline mileage between the relevant BTI rating point (E.G., serving switch) and the meet point and "b" is the airline mileage between the BellSouth rating point and the meet point.

         G.       Special Arrangements

         G.1 In a few instances, the involvement of yet a third provider of switched access may be needed for particular traffic. For purposes of customer billing, when three or more LECs are involved in the transmission of a particular message, the intermediate carriers will have no rating point, and the relevant mileage measurement is between the two end points.

         G.2 In the case of IXC traffic terminating to BTI ported numbers, the Parties will, unless IXC actual minutes of use can be measured, account for access revenue on a state-by-state basis by using verifiable BellSouth/BTI interstate and intrastate minutes of use reported on the applicable ARMIS report at the total IXC access rates applicable to BellSouth less the BellSouth/BTI meet point access minutes at the meet point billing access rates applicable to BellSouth, with no other subtractions.

         G.3 If either Party provides intermediary functions for network access service connection between an IXC and another Party, each Party will provide their own network access services to the IXC on a meet-point basis. The meet-point billing arrangement will be through the multiple bill. Each Party will bill its own network access services rates to the IXC with the exception of the residual interconnection charge. Each Party shall bill 50% of its residual interconnection charges in such case.


VIII.    TOLL TRAFFIC INTERCONNECTION

         A. The delivery of interexchange toll traffic by a Party to the other Party shall be reciprocal and compensation will be mutual. For terminating its toll traffic on the other Party's network, each Party will pay the other Party's tariffed terminating switched access rate, inclusive of the interconnection charge and the carrier common line rate elements of the switched access rate. The Parties agree that their terminating switched rate shall be the rate in effect when the traffic is terminated.

         B. For originating and terminating interexchange toll traffic, each Party shall pay the other Party's tariffed switched network access service rate elements. Said rate elements shall be as set out in the Parties' respective access services tariffs as those tariffs are amended from time to time during the term of this Agreement. The appropriate charges will be determined by the routing of the call. If BTI is the BellSouth end-user's presubscribed interexchange carrier or if the BellSouth end user uses BTI as an interexchange carrier on a 10XXX basis, BellSouth will charge BTI the appropriate tariff charges for originating network access services. If BellSouth is serving as the BTI end user's presubscribed interexchange carrier or if the BTI end user uses BellSouth as an interexchange carrier on a 10XXX basis, BTI will charge BellSouth the appropriate BellSouth tariff charges for originating network access services.


IX.      NUMBER RESOURCE ARRANGEMENTS

         A. Nothing in this Agreement shall be construed to in any manner limit or otherwise adversely impact either Party's right to request and be assigned any North American Numbering Plan (NANP) number resources including, but not limited to, central office (NXX) codes pursuant to the Central Office Code Assignment Guidelines (last published by the Industry Numbering Committee (INC) as INC 95-0407-008, Revision 417195, formerly ICCF 93-0729-010), or to independently, and in a technically compatible manner, establish and publish in any and all switched telecommunications industry routing and rating databases, by tariff or otherwise, Rate Centers Rating Points, destination switching entity/office and routing/tandem information corresponding to such N codes.

         B. During any period under this Agreement in which it serves as the NANP administrator for its territory, BellSouth shall ensure that BTI has nondiscriminatory access to telephone numbers for assignment to its telephone exchange service customers, and will assist BTI in applying for NXX codes for its use in providing local exchange services. BellSouth shall provide numbering resources pursuant to the Bellcore Guidelines Regarding Number Assignment. BTI agrees that it will complete the NXX code application in accordance with

Industry Carriers Compatibility Forum, Central Office Code Assignment Guidelines, ICCF 93-0729-010.

         C. If during the term of this Agreement BellSouth is no longer the NANP administrator, the Parties agree to comply with the guidelines, plan or rules adopted pursuant to 47 U.S.C. ss. 251(e).

         D. It shall be the responsibility of each Party to program and update its switches and network systems pursuant to the local exchange routing guide
(LERG) and other switched telecommunications industry guidelines to recognize and route traffic to the other Party's assigned NXX codes using that Party's preferred routing at all times. Neither Party shall impose any fees or charges whatsoever on the other Party for such activities, except as expressly defined in this Agreement.

         E. Each Party shall be responsible for notifying its customers of any changes in dialing arrangements due to NPA exhaustion. Neither party shall be obligated to adopt the specific end user dialing plan of the other.

         F. Administration and assignments of numbers will be moved to a neutral third party in the future. In the interim, while BellSouth is still administering numbering, the following will apply:

            1. BellSouth will assign NXXs to BTI on a nondiscriminatory basis and on the same basis as to itself.

            2. Testing and loading of BTI's NXXs' should be the same as
               BellSouth's own.

            3. BellSouth shall not discriminate in the allocation of the number and types of NXXs assigned to BTI.

            4. BellSouth will load NXXs according to industry guidelines, including the terminating LATA in which the NXXs/rate centers are located.

            5. BellSouth will supply BTI with copies of its Local Calling Area
               Boundary Guide including all updates thereto.


X.       ACCESS TO POLES, DUCTS, CONDUIT AND RIGHTS OF WAY

         A. BellSouth agrees to provide to BTI, pursuant to 47 U.S.C. ss. 224, as amended by the Telecommunications Act nondiscriminatory access to any pole, duct, conduit, and right-of-way owned or controlled by Bell South. The Parties agree to negotiate in good faith to establish rates, terms and conditions applicable to BTI's access to poles, ducts, conduit and right-of-way owned and controlled by BellSouth, and modify, if necessary, existing arrangements by October I, 1996, in a manner consistent with the requirements of the Telecommunications Act.


XI.      ANCILLARY SERVICES AND PLATFORM ARRANGEMENTS

         A.       800 Traffic

         A.1 BellSouth agrees to compensate BTI, pursuant to BTI's published originating switched access charges, including the database query charge, for the origination of 800 and 888 traffic (combined "800") terminated to BellSouth
 .

         A.2 BTI will provide to BellSouth the appropriate records necessary for BellSouth to bill BellSouth's intraLATA 800 customers. The records provided by BTI will be in a standard EMR format for a fee paid by BellSouth to BTI, of $0.015 per record.

         A.3 If BTI provides 800 services to its end users during the term of this Agreement, it agrees to compensate BellSouth, pursuant to BellSouth's originating switched access charges, including the database query charge, for the origination of 800 traffic terminated to BTI. BellSouth agrees to provide BTI the appropriate records for BTI to bill its 800 customers. The records provided will be in a standard EMR format for a fee, paid by BTI to BellSouth, of $0.015 per record.

         A.4 If during the term of this Agreement, BellSouth is permitted to provide interLATA 800 services, BellSouth will compensate BTI for the origination of such traffic in accordance with the above.

         A.5 If BTI utilizes BellSouth's 800 database for query purposes only, the rates and charges shall be as set forth in the applicable BellSouth Access Services Tariff, as said tariff is amended from time to time during the term of this Agreement.

         A.6 Should BTI require 800 access ten digit screening service from BellSouth, it shall have signaling transfer points connecting directly to BellSouth's local or signaling transfer point for service control point database query information. BTI shall utilize SS7 Signaling links, ports and usage from BellSouth's interstate access services Tariff. 800 access ten digit screening service is an originating service that is provided via 800 switched access service trunk groups from BellSouth's SSP equipped end office or access tandem providing an IXC identification function and delivery of call to the IXC based on the dialed ten digit number. The rates and charges for said services shall be as set forth in the applicable BellSouth access services tariff as said tariff is amended from time to time during the term of this Agreement.

         B.       911/E-911

         B.1 The Parties agree to interconnect with each other to provide Basic 911 and E-911 emergency calling services consistent with the terms of Attachment C-9 hereto.

         B.2 For Basic 911 service, BellSouth will provide to BTI a list consisting of each municipality in each state that subscribes to Basic 911 service. The list will also provide, if known, the E-911 conversion date for each municipality and, for network routing purposes, a ten-digit directory number representing the appropriate emergency answering position for each municipality subscribing to 911. BTI will arrange to accept 911 calls from its end users in municipalities that subscribe to Basic 911 service and translate the 911 call to the appropriate 10-digit directory number as stated on the list provided by BellSouth. BTI will route that call to BellSouth at the appropriate tandem or end office . When a municipality converts to E-911 service, BTI shall discontinue the Basic 91 1 procedures and begin the E-911 procedures, set forth in subsection B.4 below.

         B.3 For E-911 service, BTI shall install a minimum of two dedicated trunks originating from BTI's serving wire center and terminating to the appropriate E-911 tandem. The dedicated trunks shall be, at minimum, DSO level trunks configured either as a 2 wire analog interface or as part of a digital (1.544 Mb/s) interface. Either configuration shall use CAMA type signaling with MF pulsing that will deliver automatic number identification (ANI) with the voice portion of the call. If the user interface is digital, MF pulses, as well as other AC signals, shall be encoded per the U-255 Law convention. BTI will provide BellSouth daily updates to the E-911 database.

         B.4 If a municipality has converted to E-911 service, BTI will forward 911 calls to the appropriate E-911 tandem, along with ANI, based upon the current E-911 end office to tandem homing arrangement as provided by BellSouth. If the E-911 tandem trunks are not available, BTI will alternatively route the call to a designated 7 digit local number residing in the appropriate PSAP. This call will be transported over BellSouth's interoffice network and will not carry the ANI of the calling party.

         B.5 BellSouth will provide BTI with an electronic interface from which BTI may input and update subscriber records in the E-911 database.

         BellSouth shall also provide BTI with an automated interface to access its Automatic Location Identification (ALI) database.

         B.6 BellSouth and BTI agree that the practices and procedures contained in the E-911 Local Exchange Carrier Guide For Facility-Based Providers (LEC Carrier Guide) shall determine the appropriate procedures and practices of the Parties as to the provision of 911/E-911 Access. The LEC Carrier Guide shall at a minimum include, or BellSouth shall separately provide, 911 database update procedures and 91 1 trunk restoration procedures.

         B.7 If BTI requires transport to the BellSouth 911 tandem, BTI may, at BTI's option, purchase such transport from BellSouth at rates set forth in either BellSouth's intrastate switched access services tariff or intrastate special access services tariff.

         B.8 BellSouth and BTI will cooperatively arrange meetings to answer any technical questions that municipal or county coordinators may have regarding the 911/E-911 portions of this Agreement.

         B.9 Where BellSouth is responsible for maintenance of the E-911 database and can be compensated for maintaining BTI's information by the municipality, BellSouth shall seek such compensation. BellSouth may seek compensation for its costs from BTI only if and to the extent BellSouth is unable to obtain such compensation from the municipality.

         B.10 Nothing herein shall be construed to prevent BTI from opting to route Basic 911 and E-911 calls to an alternative emergency call service bureau, to provide such services itself, or to route such calls directly to a Public Safety Answering Point (PSAP).

         C.       Provision of Operator Services

         C.1 BellSouth will offer to BTI Operator Call Processing Access Service BLV/BLVI Service and Directory Assistance Access Services. Rates, terms and conditions are set forth in section VI.F for BLV/BLVI Service, Attachment C- 11 for Directory Assistance Access Services, and Attachment C-10 for Operator Call Processing Access Services. Each such attachment is incorporated herein by this reference.

         C.2 BellSouth also will offer to BTI CMDS Hosting and the Non Sent Paid Report System pursuant to the terms and conditions set forth in Attachment C-12 and Attachment C-13, incorporated herein by this reference.

         D.       Transfer of Service Announcements

         When an end user customer changes from BellSouth to BTI, or from BTI to BellSouth, and does not retain its original telephone number, the Party formerly providing service to the end user will provide a transfer of service announcement on the abandoned telephone number. Each Party will provide this referral service at no charge to the other Party. This announcement will provide details on the new number to be dialed to reach this customer.

         E.       Coordinated Repair Calls

         BTI and BellSouth will employ the following procedures for handling misdirected repair calls:

         E.1 BTI and BellSouth will educate their respective customers as to the correct telephone numbers to call in order to access their respective repair bureaus.

         E.2 To the extent the correct provider can be determined, misdirected repair calls will be referred to the proper provider of local exchange service in a courteous manner, at no charge, and the end user will be provided the correct contact telephone number. In responding to repair calls, neither Party shall make disparaging remarks about each other, nor shall they use these repair calls as the basis for internal referrals or to solicit customers to market services. Either Party shall respond with accurate information in answering customer questions.

         E.3 BTI and BellSouth shall provide their respective repair contact numbers to one another on a reciprocal basis.

         F.  Busy Line Verification and Interrupt

             1. Description

                a. Each Party shall establish procedures whereby its operator bureau will coordinate with the operator bureau of the other Party in order to provide Busy Line Verification (BLV) and Busy Line Verification and Interrupt (BLVI) services on calls between their respective end users.

                b. BTI will route BLV and BLVI traffic to the BellSouth access tandem.

         F.2 Compensation

         Each Party shall charge the other Party for BLV and BLVI at the effective rates contained in BellSouth's applicable Local Interconnection Services Tariff (s).

         G.  Directory Assistance (DA)

         G.1 Description

         At BTI's request, BellSouth will:

                a. Provide to BTI, over TOPS trunks, unbranded (or BTI-branded, where available) directory assistance service which is comparable in every way to the directory assistance service BellSouth makes available to interexchange carriers.

                b. In conjunction with subparagraph (a) above, provide caller optional directory assistance call completion service which is comparable in every way to the directory assistance call completion service BellSouth generally makes available TO ITS end users, to the extent BellSouth generally offers such service TO ITS end users.

                c. BellSouth will provide BTI operators on-line access to
                   BellSouth's DA database.

         G.2 Compensation

         Initial rates, terms and conditions for DA Services shall be as provided in Attachment C-11 hereto.

         H.       Directory Listings and Directory Distribution

         H.1 Subject to the execution of an agreement between BellSouth's affiliate, BellSouth Advertising and Publishing Co. (BAPCO), and BTI in a form substantially similar to that attached as Attachment C-8, (1) BTI's customers' primary listings shall be included in the appropriate white page (resident and business) listings or alphabetical directories, as well as the directory assistance database, (2) BTI's business subscribers' listings will be included in all appropriate yellow pages or classified directories, and (3) copies of directories shall be delivered to BTI's customers: all without charge.

         H.2 BellSouth shall provide BTI with a magnetic tape or computer disk containing the proper format to employ in submitting directory listings and daily updates. BTI shall provide BellSouth with its directory listings and daily updates to those listings (including new, changed and deleted listings) in a mutually acceptable format. BellSouth shall include BTI's customers in the directory assistance database associated with the areas in which BTI provides exchange services within the same time frame as BellSouth includes its own customers in such databases.

         H.3 BellSouth and its Affiliates will afford BTI's directory listings information the same level of confidentiality which BellSouth affords its own directory listing information, and BellSouth shall ensue that access to BTI's customer proprietary confidential directory information will be limited solely to those employees who immediately supervise or are directly involved in the processing and publishing of listings and directory delivery. BellSouth will not use BTI's directory listings for the marketing of BellSouth's telecommunications services.

         I.       Access to Signaling and Signaling Databases

         I.1 BellSouth will offer to BTI use of its SS7 signaling network and signaling databases on an unbundled basis at the rates included in Attachment C-5 hereto Signaling functionality will be available with both A-link and Blink connectivity.

         I.2 BellSouth agrees to input NXX assigned to BTI into the Local Exchange Routing Guide (LERG).

         I.3 BellSouth will enter BTI line information into its Line Information Database (LIDB) pursuant to the terms and conditions contained in Attachment C-6 hereto, incorporated herein by this reference. Entry of line information into LIDB will enable BTI's end users to participate or not participate in alternate billing arrangements such as collect or third number billed calls.

         I.4 BellSouth will provide BTI with access to LIDB for call and card validation purposes pursuant to an Agreement substantially in the form of Attachment C-7 hereto, as amended hereafter to include unbundled local loops.

         I.5 If BTI utilizes BellSouth's 800 database for query purposes only applicable BellSouth tariffed rates will apply.


XII.     TELEPHONE NUMBER PORTABILITY ARRANGEMENTS

         A. The Parties agree to provide interim Service Provider Number Portability (SPNP) on a reciprocal basis between their networks to enable their end user customers to utilize telephone numbers associated with an Exchange Service provided by one Party, in conjunction with an Exchange Service provided by the other Party, upon the coordinated or simultaneous termination of the first Exchange Service and activation of the second Exchange Service. The Parties shall provide reciprocal SPNP immediately upon execution of this Agreement via remote call forwarding (RCF) or Direct Inward Dialing (DID). SPNP shall operate as follows:

         A.1 An end user customer of Party A elects to become an end user customer of Party B. The end user customer elects to utilize the original telephone number(s) corresponding to the Exchange Service(s) it previously received from Party A, in conjunction with the Exchange Service(s) it will now receive from Party B. Upon receipt of a service order assigning the number to Party B, Party A will implement an arrangement whereby all calls to the original telephone number(s) will be forwarded to a new telephone number(s) designated by Party B within the same access where the original NXX code is used. Party A will route the forwarded traffic to Party B over the appropriate trunk groups, as if the call had originated on Party A's network.

         A.2 Party B will become the customer of record for the original Party A telephone numbers subject to the SPNP arrangements. Party A will provide Party B a single consolidated master billing statement for all collect, calling card, and third-number billed calls associated with those numbers with subaccount detail by retained number. Such billing statement shall be delivered via either electronic data transfer, daily magnetic tape, or monthly magnetic tape (for which option there shall be no charge). Party A shall provide to Party B the EMR detail records associated with the calls on the master billing statement.

         A.3 Party A will cancel line-based calling cards and will, as directed by Party B, update its Line Information Database (LIDB) listings for retained numbers, subject to RCF, and restrict or cancel calling cards associated with those forwarded numbers, as directed by Party B, subject to execution of an LIDB storage agreement in substantially the form attached hereto.

         A.4 Within two (2) business days of receiving notification from the end user customer, Party B shall notify Party A of the customer's termination of service with Party B and shall further notify Party A as to that customer's instructions regarding its telephone number(s). Party A will reinstate service to that customer, cancel the SPNP arrangements for that customer's telephone number(s), or redirect the SPNP arrangement pursuant to the customer's instructions at that time.

         B. SPNP-RCF is a telecommunications service whereby a call dialed to an SPNP-RCF equipped telephone number is automatically forwarded to an assigned seven or ten digit telephone number, within the local calling area as defined in Section A3 of the BellSouth General Subscriber Service Tariff. The forwarded-to-number is specified by BTI or BellSouth, as appropriate. Where technologically feasible, the forwarding party will provide identification of the originating telephone number, via SS7 signaling, to the receiving party. Neither party guarantees, however, identification of the originating telephone number to the SPNP-RCF end user. SPNP-RCF provides a single call path for the forwarding of no more than one simultaneous call to the receiving party's specified forwarded-to number. Additional call paths for the forwarding of multiple simultaneous calls are available on a per path basis and are in addition to the rate for SPNP-RCF service.

         C. The Parties shall provide RCF arrangements to each other at identical monthly rates. Recurring charges shall not exceed the actual cost of providing the service. There shall be no SPNP-RCF non-recurring charges. Until otherwise verified by reliable cost studies, actual cost for recurring charges are as stipulated in Attachment D hereto. The Parties agree that Article XXII of this Agreement shall apply to the rates, terms, and conditions for SPNP-RCF arrangements.

         D. SPNP-DID service provides trunk side access to end office switches for direct inward dialing to the other Party's premises equipment from the telecommunications network to lines associated with the other Party's switching equipment and must be provided on all trunks in a group arranged for inward service. A SPNP-DID trunk termination provided with SS7 signaling only, applies for each trunk voice grade equivalent. In addition, direct facilities are required from the end office where a ported number resides to the end office serving the ported end user customer. Transport mileage will be calculated as the airline distance between the end office where the number is ported and the POI using the V&H coordinate method. SPNP-DID must be established with a minimum configuration of two channels and one unassigned telephone member per switch, per arrangement for control purposes. Transport facilities arranged for SPNP-DID may not be mixed with any other type of trunk group, with no outgoing calls placed over said facilities. SPNP-DID will be provided only where such facilities are available and where the switching equipment of the ordering party is properly equipped. Where SPNP-DID service is required from more than one wire center or from separate trunk groups within the same wire centers such service provided from each wire center or each trunk group within the same wire center shall be considered a separate service. Only customer dialed sent paid calls will be completed to the first number of a SPNP-DID number group, however, there are no restrictions on calls completed to other numbers of a SPNP-DID number group.

         E. The Parties hereby agree to negotiate in good faith to establish the recurring and non-recurring charges, if any, for SPNP-DID. For this purpose BellSouth shall provide BTI with its relevant cost studies, subject to applicable non-disclosure obligations. The Parties agree that Article XXII of this Agreement shall apply to the rates, terms, and conditions of SPNP-DID arrangements. Until such permanent charges are established the Parties agree that the rates contained in Attachment E hereof (hereinafter the "Interim SPNP-DID Rates") will apply.

         F. Each Party is responsible for obtaining authorization from the end user for the handling of the disconnection of the end user's service, the provision of new local service and the provision of SPNP services. Each Party is responsible for coordinating the provision of service with the other to assure that its switch is capable of accepting SPNP ported traffic. Each Party is responsible for providing equipment and facilities that are compatible with the other's service parameters, interfaces, equipment, and facilities and is required to provide sufficient terminating facilities and services at the terminating end of an SPNP call to adequately handle all traffic to that location and is solely responsible to ensure that its facilities, equipment, and services do not interfere with or impair any facility, equipment, or service of the other Party or any of its end users.

         G. Each Party is responsible for providing an appropriate intercept announcement service for any telephone numbers subscribed to SPNP services for which it is not presently providing local exchange service or terminating to an end user Where either Party chooses to disconnect or terminate any SPNP service, that Party is responsible for designating the preferred standard type of announcement to be provided.

         H. Each Party will be the other Party's single point of contact for ad repair calls on behalf of each Party's end user. Each Party reserves the right to contact the other Party's customers if deemed necessary for maintenance purposes.

         I. The Parties will migrate from RCF or DID to Permanent Number Portability (PNP) as soon as practically possible, without interruption of service (to the degree possible) to their respective customers.

         J. Under either an SPNP or PNP arrangement, BTI and BellSouth will implement a process to coordinate Telephone Numbers Portability (TNP) cut-overs with Unbundled loop conversions (as described in Section IV of this Agreement).

         K. The quality of service of calls to ported numbers should be identical to the quality of service of the calls to non-ported numbers.

         L. If the FCC or a state commission issues regulations pursuant to 47 U.S.C. ss. 251 to require number portability in a manner or at rates different than that provided pursuant to this subsection, the Parties agree to revise this Agreement as necessary to fully comply with those requirements.


XIII.    DISCONNECTION OF CUSTOMERS

         A. BellSouth shall accept any requests from BTI to disconnect the service of an existing BellSouth end user, except for BellSouth public and semipublic telephone service which service is subject to effective contracts with location providers. BellSouth will not require end user confirmation prior to disconnecting the end user's service. BellSouth will accept a request directly from an end user for conversion of the end user's service from BTI to BellSouth or will accept a request from another CLEC for conversion of the SPNP service associated with an end user's service charge from BTI to the CLEC. BellSouth will notify BTI that such a request has been processed. This Article shall be subject to
Section 258(a) and (b) of the Telecommunications Act which prohibits illegal changes of carrier selections and assesses liability for such changes and any change of service verification procedures which may be promulgated by the FCC. BTI and BellSouth shall each execute a blanket letter of authorization for each state substantially in the form attached as Attachment F hereto with respect to customer disconnections. The Parties shall each be entitled to adopt their own internal processes for verification of customer authorization of disconnection of service; provided, however, that such processes shall comply with applicable state and federal law and until superseded shall be deemed adequate for purposes of this Agreement if such processes comply with FCC guidelines applicable to Presubscribed Interexchange Carriers (PIC) changes.

         B. If either Party determines that an unauthorized change in local service provider has occurred, such Party shall reestablish service with the appropriate local service provider as requested by the end user and will assess the other Party an Unauthorized Change Charge of $19.41 per line. The appropriate nonrecurring charges to reestablish the customer's service with the appropriate local service provider will also be assessed to the other Party because of the unauthorized change. These charges shall be adjusted if such Party provides satisfactory proof of authorization.

         C. If BellSouth accepts an order placed by itself or another CLEC (or local reseller) to disconnect the SPNP to an BTI end user, BellSouth shall notify BTI of the change within three (3) days thereof.


XIV.     RESALE OF BELLSOUTH LOCAL EXCHANGE SERVICES

         BellSouth hereby agrees that BTI may at any time during the term of this Agreement elect to resell BellSouth's local exchange services under the terms and conditions of any local services resale agreement reached between BellSouth and any other telecommunications carrier. BTI may select any such resale agreement at any time prior to the expiration of this Agreement.


XV.      RESPONSIBILITIES OF THE PARTIES

         A. BellSouth and BTI agree to treat each other fairly, non-discriminatorily and equally for all items included in this Agreement or related to the support of items included in this Agreement.

         B. BTI and BellSouth will work cooperatively to minimize fraud associated with third-number billed calls, calling card calls, or any other services related to this Agreement. The Parties fraud minimization procedures are to be cost effective and implemented so as not to unduly burden or harm one Party as compared to the other.

         C. BTI and BellSouth agree to promptly exchange all necessary records for the proper billing of all traffic.

         D. BTI and BellSouth will review engineering requirements on a quarterly basis and establish forecasts for trunk utilization, POI trunks, MPB arrangements, E-911, EISCC facility requirements, quantities of DNCF, loops and other services provided under this Agreement. New trunk groups will be implemented as dictated by engineering requirements for both BellSouth and BTI. BellSouth and BTI are required to provide each other the proper call information (e.g., originated call party number and destination Call party number) to enable each company to bill in a complete and timely manner.

         E. The Parties will cooperate by exchanging technical information in order to identify and explore potential solutions to enable BTI to establish unique rate centers, or to assign a single NXX code across multiple rate centers.

         F. BTI and BellSouth will work jointly and cooperatively in developing and implementing common manual and/or electronic interfaces (including, for example, data elements, data format, and data transmission) from which to place service orders and trouble reports involving the provision of loops, DNCF, directory assistance, directory listings, E-91 1, and other services included in this Agreement. To the extent reasonable, BTI and BellSouth will utilize the standards established by industry forum, such as OBF.

         G. BellSouth will support BTI requests related to central office (N=) code administration and assignments in an effective and timely manner. BTI and BellSouth will comply with code administration requirements as prescribed by the FCC, the state commissions, and accepted industry guidelines.

         H. BellSouth shall not impose a cross-connect fee on BTI where BTI accesses 911 or E-911, reciprocal traffic exchange trunks, and network platform services, through a collocation arrangement at the BellSouth Wire Center.

         I. Notwithstanding any other provision of this Agreement, it is mutually understood and agreed that both Parties hereto reserve the right to establish each of the following, consistent with generally accepted industry standards.

             1. Rate centers (location and area within)

             2. Points of interchange (including meet points)

             3. Switching entity designation and supporting data (including inbound route choice)

                a. end office

                b. homing/homed to tandem

             4. Association of routing point(s) with end offices, POIs, etc.

             5. Published rate center and locality designations.


XVI.     NETWORK DESIGN AND MANAGEMENT

         A. The Parties agree to work cooperatively to install and maintain reliable interconnected telecommunications networks, including but not limited to, maintenance contact numbers and escalation procedures. BellSouth agrees to provide public notice of changes in the information necessary for the transmission and routing of services using its local exchange facilities or networks, as well as of any other changes that would affect the interoperability of those facilities and networks.

         B. The interconnection of all networks will be based upon accepted industry/national guidelines for transmission standards and traffic blocking criteria.

         C. The Parties will work cooperatively to apply sound network management principles by invoking appropriate network management controls to alleviate or prevent network congestion.

         D. For network expansion, the Parties agree to review engineering requirements on a quarterly basis and establish forecasts for trunk utilization. New trunk groups will be added as reasonably warranted.

         E. BTI and BellSouth will exchange appropriate information (e.g., maintenance contact numbers, network intonation, information required to comply with law enforcement and other security agencies of the Government) to achieve desired reliability. In addition, BTI and BellSouth will cooperatively plan and implement coordinated repair procedures to ensure customer trouble reports are resolved in a timely and appropriate manner.


XVII.    TERM

         A. The term of this Agreement shall be two years, beginning January 2, 1997.

         B. The Parties agree that by no later than January 2, 1998, they shall commence negotiations with regard to the terms, conditions, and prices of local interconnection to be effective beginning January 2, 1999.

         C. If, within 90 days of commencing the negotiation referred to in
Section XVII.B above, the Parties are unable to satisfactorily negotiate new local interconnection terms, conditions, and prices, either Party may petition the state commission to establish appropriate local interconnection arrangements pursuant to 47 U.S.C. 252. The Parties agree that, in such event, they shall encourage the Commission to issue its order regarding the appropriate local interconnection arrangements no later than July 1, 1998. The Parties further agree that in the event the Commission does not issue its order prior to July 1, 1998 or if the Parties continue beyond January 2, 1999 to negotiate the local interconnection arrangements without Commission intervention, the terms, conditions, and prices ultimately ordered by the Commission, or negotiated by the Parties, will be effective retroactive to January 2, 1999. Until the revised local interconnection arrangements become effective, the Parties shall continue to exchange traffic pursuant to the terms and conditions of this Agreement.

         D. The Parties agree that (I ) if the FCC or a state commission or other state or local body having jurisdiction over the subject manner of this Agreement finds that the terms of this Agreement are inconsistent in one or more material respects with any of its or their respective decisions, rules, or regulations promulgated, or (2) if an FCC or state commission order or requirement has the effect of preempting any term of this Agreement, then in the event of the occurrence of (1) or (2) the Parties shall immediately commence good faith negotiations to conform this Agreement with any such decision, rule regulation or preemption. The revised agreement shall have an effective date that coincides with the effective date of the original FCC or state commission action giving rise to such negotiations. The Parties agree that the rates terms and conditions of any new agreement shall not be applied retroactively to any period prior to such effective date.


XVIII.   IMPLEMENTATION OF AGREEMENT

         The Parties agree that within 30 days of the execution of this Agreement they will adopt a schedule for the implementation of this Agreement. The schedule shall state with specificity, ordering, testing, and full operational time frames. The implementation shall be attached to this Agreement as an addendum and specifically incorporated herein by this reference.


XIX.     UNIVERSAL SERVICE

         The Parties acknowledge that BellSouth will guarantee the provision of universal service as the carrier-of-last-resort throughout its territory in Florida until January 1, 1998 without contribution from BTI.


XX.      FORCE MAJEURE

         Neither Party shall be responsible for delays or failures in performance resulting from acts or occurrences beyond the reasonable control of such Party, regardless of whether such delays or failures in performance were foreseen or foreseeable as of the date of this Agreement including, without limitation: fire, explosion, power failure, acts of God, war, revolution, civil commotion, or acts of public enemies; any law, order, regulation, ordinance or requirement of any government or legal body; or labor unrest, including, without limitation strikes, slowdowns, picketing, or boycotts; or delays caused by the other Party or by other service or equipment vendors; or any other circumstances beyond the Party's reasonable control. In such event the Party affected shall, upon giving prompt notice to the other Party, be excused from such performance on a day-today basis to the extent of such interference (and the other Party shall likewise be excused from performance of its obligations on a day-for-day basis to the extent such Party's obligations relate to the performance so interfered with). The affected Party shall use its best efforts to avoid or remove the cause of nonperformance and both Parties shall proceed to perform with dispatch once the causes are removed or cease.


XXI.     LIABILITY AND INDEMNIFICATION

         A. Liability Cap

            1. With respect to any claim or suit, whether based in contract, tort or any other theory of legal liability, by BTI, any BTI customer or by any other person or entity, for damages associated with any of the services provided by BellSouth pursuant to or in connection with this Agreement, including but not limited to the installation, provision, preemption, termination, maintenance, repair or restoration of service, and subject to the provisions of the remainder of this Article, BellSouth's liability shall be limited to an amount equal to the proportionate charge for the service provided pursuant to this Agreement for the period during which the service was affected. Notwithstanding the foregoing, claims for damages by BTI, any BTI customer or any other person or entity resulting from the gross negligence or willful misconduct of BellSouth and claims for damages by BTI resulting from the failure of BellSouth to honor in one or more material respects any one or more of the material provisions of this Agreement shall not be subject to such limitation of liability.

            2. With respect to any claim or suit, whether based in contract, tort or any other theory of legal liability, by BellSouth, any BellSouth customer or by any other person or entity, for damages associated with any of the services provided by BTI pursuant to or in connection with this Agreement, including but not limited to the installation, provision, preemption, termination, maintenance, repair or restoration of service, and subject to the provisions of the remainder of this Article, BTI's liability shall be limited to an amount equal to the proportionate charge for the service provided pursuant to this Agreement for the period during which the service was affected. Notwithstanding the foregoing, claims for damages by BellSouth, any BellSouth customer or any other person or entity resulting from the gross negligence or willful misconduct of BTI and claims for damages by BellSouth resulting from the failure of BTI to honor in one or more material respects any one or more of the material provisions of this Agreement shall not be subject to such limitation of liability.

         B. Neither Party shall be liable for any act or omission of any other telecommunications company to the extent such other telecommunications company provides a portion of a service.

         C. Neither Party shall be liable for damages to the other Party's terminal location, POI or the other Party's customers' premises resulting from the furnishing of a service, including but not limited to the installation and removal of equipment and associated wiring, except to the extent the damage is caused by such Party's gross negligence or willful misconduct.

         D. Notwithstanding subsection A, the Party providing services under this Agreement, its affiliates and its parent company shall be indemnified, defended and held harmless by the Party receiving such services against any claim, loss, or damage arising from the receiving Party's use of the services provided under this Agreement, involving: (1) claims for libel, slander, invasion of privacy, or copyright infringement arising from the content of the receiving Party's own communications; (2) any claim, loss, or damage claimed by the receiving Party's customer(s) arising from such customer's use of any service including 911/E-911 that the customer has obtained from the receiving Party and that the receiving Party has obtained from the supplying Party under this Agreement or; (3) all other claims arising out of an act or omission of the receiving Party in the course of using services provided pursuant to this Agreement. Notwithstanding the foregoing to the extent that a claim, loss, or damage is caused by the gross negligence or willful misconduct of a supplying Party, the receiving Party shall have no obligation to indemnify, defined and hold harmless the supplying Party hereunder.

         E . Neither Party guarantees or makes any warranty with respect to its services when used in an explosive atmosphere. Notwithstanding subsection A, each Party shall be indemnified, defended and held harmless by the other Party or the other Party's customer from any and all claims by any person relating to the other Party or the other Party's customer's use of services so provided.

         F. No license under patents (other than the limited license to use in the course of using a service provided pursuant to this Agreement) is granted by one Party to the other or shall be implied or arise by estoppel, with respect to any service offered pursuant to this Agreement. Notwithstanding subsection A, the Party providing a service pursuant to this Agreement will defend the Party receiving such service against claims of patent infringement arising solely from the use by the receiving Party of such service and will indemnify the receiving Party for any damages awarded based solely on such claims. Such indemnification shall not, however, extend to claims for patent infringement to the extent the alleged infringement results from:

            1. Modification of the service by someone other than the providing
               Party and/or its subcontractors, where there would be no such infringement or violation in the absence of such modification; or

            2. The combination, operation, or use of the service with any product, data or apparatus not provided by the providing Party and/or its subcontractors, where there would be no such infringement or violation in the absence of such combination, operation or use.

         G. Promptly after receipt of notice of any claim or the commencement of any action for which a Party may seek indemnification pursuant to this Article XXI, such Party (Indemnified Party) shall promptly give written notice to the other Party (the Indemnifying Party) of such claim or action, but the failure to so notify the Indemnifying Party shall not relieve the Indemnified Party of any liability it may have to the Indemnified Party except to the extent the Indemnifying Party has actually been prejudiced thereby. The Indemnifying Party shall be obligated to assume the defense of such claim, at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party's reasonable requests for assistance or Information relating to such claim, at the Indemnifying Party's expense. The Indemnified Party shall have the right to participate in the investigation and defense of such claim or action, with separate counsel chosen and paid for by the Indemnified Party.


XXII.    DEFAULT

         If either Party defaults in the payments of any amount due hereunder, or if either Party violates any other provision of this Agreement, and such default or violation shall continue for thirty (30) days after written notice thereof, the other Party may terminate this Agreement forthwith by written instrument. The failure of either Party to enforce any of the provisions of this Agreement or the waiver thereof in any instance shall not be construed as a general waiver or relinquishment of its part of any such provision, but the same shall, nevertheless, be and remain in full force and effect.


XXIII.   NONDISCLOSURE

         A. All information, including but not limited to specifications, microfilm, photocopies, magnetic disks, magnetic tapes, drawings, sketches, models, samples, tools, technical information, data, employee records, maps, financial reports, and market data, (i) furnished by one Party to the other Party dealing with customer specific, facility specific, or usage specific information, other than customer information communicated for the purpose of publication or directory database inclusion, or (ii) in written, graphic, electromagnetic, or other tangible form and market at the time of delivery as "Confidential" or "Proprietary," or (iii) communicated orally and declared to the receiving Party within ten ( 10) days after delivery, to be "Confidential" or "Proprietary" (collectively referred to as "Proprietary Information"), shall remain the property of the disclosing Party.

         B. Upon request by the disclosing Party, the receiving Party shall return all tangible copies of Proprietary Information, whether written, graphic or otherwise, except that the receiving Party may retain one copy for archival purposes.

         C. Each Party shall keep all of the other Party's Proprietary Information confidential and shall use the other Party's Proprietary Information only for performing the covenants

"contained in the Agreement. Neither Party shall use the other Party's Proprietary Information for any other purpose except upon such terms and conditions as may be agreed upon between the Parties in writing.

         D. Unless otherwise agreed, the obligations of confidentiality and non-use set forth in this Agreement do not apply to such Proprietary Information as:

            1. was at the time of receipt already known to the receiving Party free of any obligation to keep it confidential evidenced by written records prepared prior to delivery by the disclosing Party; or

            2. is or becomes publicly known through no wrongful act of the receiving Party; or

            3. is rightfully received from a third person having no direct or indirect secrecy or confidentially obligated to the disclosing Party with respect to such information; or

            4. is independently developed by an employee, agent, or contractor of the receiving Party which individual is not involved in any manner with the provision of services pursuant to the Agreement and does not have any direct or indirect access to the Proprietary Information; or

            5. is disclosed to a third person by the disclosing Party without similar restrictions on such third person's rights; or

            6. is approved for release by written authorization of the disclosing Party; or

            7. is required to be made public by the receiving Party pursuant to applicable law or regulation provided that the receiving Party shall give sufficient notice of the requirement to the disclosing Party to enable the disclosing Party to seek protective orders.

         E. Effective Date. Notwithstanding any other provision of this Agreement, the Proprietary Information provisions of this Agreement shall apply to all information furnished by either Party to the other in furtherance of the purpose of this Agreement, even if furnished before the date of this Agreement. The obligation to that information as confidential shall survive the termination of this Agreement.


XXIV.    ARBITRATION

         A. Any controversy or claim arising out of, or relating to, this Contract or the breach thereof shall be settled by arbitration, in accordance with the rules then obtaining, of the American Arbitration Association, and judgment upon the award rendered may by entered in any court having jurisdiction of the controversy or claim. As an express condition precedent to any legal or equitable action or proceeding in the event of disputes or controversies as to the amount of loss or damage arising out of this Contract, such disputes or controversies shall first be submitted to the arbitration of two persons, one chosen by each Party, who shall jointly select a third person. Provided, however, that nothing contained herein shall preclude either Party from filing any complaint or other request for action or relief with the FCC or the appropriate state commission, including any appeals thereof. The Party which does not prevail shall pay all reasonable costs of the arbitration or other formal complaint proceeding, including reasonable attorney's fees and other legal expenses of the prevailing Party.

         B. Nothing herein shall preclude BTI from seeking state commission arbitration, pursuant to Section 252 of the Telecommunications Act, of issues upon which the Parties hereto were unable to reach agreement during the negotiations hereof. The Parties acknowledge that they were unable to reach agreement on the rates applicable to unbundled local loops, associated cross connections, local loop multiplexing and switch ports, and that these issues will be submitted for resolution by the state commissions through arbitration. BellSouth hereby waives any right to contest BTI's ability to seek state commission and/or FCC review of such unresolved issues.


XXV.     WAIVERS

         Any failure by either Party to insist upon the strict performance by the other Party of any of the provisions of this Agreement shall not be deemed a waiver of any of the provisions of this Agreement, and each Party, notwithstanding such failure, shall have the right thereafter to insist upon the specific performance of any and all of the provisions of this Agreement.


XXVI.    GOVERNING LAW

         This Agreement shall be governed by, construed and enforced in accordance with applicable federal law and the laws of the State in which the arrangements are implemented.


XXVII.     ARM'S LENGTH NEGOTIATIONS

         This Agreement was executed after arm's length negotiations between the undersigned Parties and reflects the conclusion of the undersigned that this Agreement is in the best interests of all Parties.


XXIII.   NOTICES

         Any notices required by or concerning this Agreement shall be sent via facsimile and overnight courier to the Parties at the addresses shown below:

                           Anthony Copeland
                           Vice President & General Counsel
                           BTI Telecom, Inc.
                           4300 Six Forks Road, Suite 500
                           Raleigh, North Carolina 27609

                           CLEC Account Manager
                           BellSouth Telecommunications, Inc.
                           South E4E1
                           3535 Colonnade Parkway
                           Birmingham, Alabama 35243

Each Party shall inform the other of any changes in the above addresses.


XXIX.    ENTIRE AGREEMENT

         This Agreement and its Attachments, incorporated herein by this reference, set forth the entire understanding and supersedes prior agreements between the Parties relating to the subject matter contained herein and merges all prior discussions between them, and neither Party shall be bound by any definition, condition, provision, representation, warranty, covenant or promise other than as expressly stated in this Agreement or as is contemporaneously or subsequently set forth in writing and executed by a duly authorized officer or representative of the Party to be bound thereby.


XXX.     COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all such counterparts shall constitute one and the same instrument. Signatures transmitted by the Parties by facsimile shall have the same effect as original signatures as of the date transmitted by the executing Party.

                          Signatures on Following Page

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives.

BUSINESS TELECOM, INC.                       BELLSOUTH TELECOMMUNICATIONS, INC.



By:______________________________________    By:________________________________
      Anthony Copeland / Vice President           Jerry Hendrix / Director
                         General Counsel

Date:____________________________________    Date:______________________________